Exhibit 4.10

Share Pledge Agreement

This Share Pledge Agreement (hereinafter referred to as this “Agreement”) has been executed by and between the following parties on September 10, 2003 in Shanghai.

Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd.

Address: 3rd fl., Building 63, Hong Cao Road, Shanghai

Pledgor: Min Fan

Chinese identification card No.: [redacted]

Address: [redacted]

Whereas:

1.

Pledgor is a citizen of the People’s Republic of China (hereinafter referred to as “China”), and holds 20% of the shares in Beijing Chenhao Xinye Air-Ticketing Service Company Limited (“Beijing Chenhao”)[1]. Beijing Chenhao is a limited liability company registered in Beijing, China.

2.	Pledgee is a wholly foreign owned entity registered in Shanghai, China, and is engaged in the business of developing computer software and hardware technologies and systems integration and information services (including online travel information consulting services). Pledgee and Beijing Chenhao executed a Consulting Services Agreement (hereinafter referred to as the “Service Agreement”) on September 10, 2003;

3.	To ensure that Pledgee collects consulting and service fees regularly from Beijing Chenhao partially owned by Pledgor, Pledgor hereby pledges all of the shares in Beijing Chenhao held by him as security for the consulting and service fees under the Service Agreement.

To perform the provisions of the Service Agreement, Pledgor and Pledgee have mutually agreed to execute this Agreement upon the following terms.

1.	Unless otherwise provided herein, the terms below shall have the following meanings:

1.1	Pledge: shall refer to the entire content set forth in Article 2 of this Agreement.

1.2	Shares: shall refer to all of the shares lawfully held by Pledgor in Beijing Chenhao.

1.3	Pledge Ratio: shall refer to the ratio between value of the pledge under this Agreement and the service fees payable by Beijing Chenhao to Pledgee.

1.4	Term of Pledge: shall refer to the term set forth in Section 3.2 of this Agreement.

[1]	Predecessor of Beijing Ctrip International Travel Agency Co., Ltd.

1.5	Service Agreement: shall refer to the Consulting Services Agreement executed by and between Beijing Chenhao partially owned by Pledgor and Pledgee on September 10, 2003.

1.6	Event of Default: shall refer to any circumstances set forth in Article 7 of this Agreement.

1.7	Notice of Default: shall refer to the notice issued by Pledgee in accordance with this Agreement declaring an Event of Default.

2.	The Pledge

2.1	Pledgor hereby pledges to Pledgee all of his shares in Beijing Chenhao. “Pledge” shall refer to the right of Pledgee to be compensated on a preferential basis with the conversion, auction or sales price of the shares held by Pledgor.

3.	The Pledge Ratio and Term of Pledge

3.1	The Pledge Ratio

3.1.1	The Pledge Ratio of the Pledge shall be approximately 100%.

3.2	Term of Pledge

3.2.1	The Pledge in accordance with this Agreement shall take effect as of the date of recording on the shareholders list of Beijing Chenhao, and the effective term of the Pledge shall be the same as the effective term of the Service Agreement. The parties agree to complete the filing procedures of the Pledge with the industry and commerce administration government authorities with which Beijing Chenhao was registered after this Agreement takes effect.

3.2.2	During the term of the Pledge, in the event that Pledgor fails to pay the exclusive technical consulting service fees in accordance with the Service Agreement, Pledgee shall have the right to dispose of the Pledge in accordance with the provisions of this Agreement.

4.	Custody of Records for Shares subject to Pledge

4.1	During the Term of Pledge set forth in this Agreement, Pledgor shall submit to Pledgee’s custody the capital contribution certificate for the Shares and the shareholder’s list within one week from the execution of this Agreement.

4.2	Pledgee shall have the right to collect dividends generated by the Shares.

5.	Representations and Warranties of Pledgor

5.1	Pledgor is the lawful owner of the Shares.

5.2	Whenever Pledgee exercises its right with respect to the Pledge inaccordance with this Agreement, there shall not be any intervention from any other parties.

5.3	Pledgee shall have the right to dispose of and transfer the Pledge in accordance with the provisions set forth in this Agreement.

5.4	Except the Pledgee, the Pledgor has not placed any other pledge rights on the Shares.

6.	Covenants of the Pledgor

6.1	Pledgor hereby promises to the Pledgee for the interest of the Pledgee, that during the term of this Agreement, Pledgor shall:

6.1.1	Not transfer the Shares, place or permit the existence of any pledge that may affect the Pledgee’s rights and interests in the Shares, without the prior written consent of Pledgee;

6.1.2	Comply with the provisions of all laws and regulations applicable to the pledge of rights, and within 5 days of receipt of any notice, order or recommendation issued or prepared by relevant competent authorities regarding the Pledge, shall present the aforementioned notice, order or recommendation to Pledgee, and shall comply with the aforementioned notice, order or recommendation or submit objections and representations with respect to the aforementioned matters upon Pledgee’s reasonable request or upon consent of Pledgee;

6.1.3	Promptly notify Pledgee of any event or notice received by Pledgee that may have an impact on Pledgee’s rights to the Shares or any portion thereof, as well as promptly notify Pledgee of any event or notice received by Pledgee that may have an impact on any guarantees and other obligations of Pledgor arising in connection with this Agreement.

6.2	Pledgor agrees that the rights acquired by Pledgee in accordance with this Pledge Agreement with respect to Pledge shall not be interrupted or harmed by Pledgor or any heirs or representatives of Pledgor or any other persons through operation of law.

6.3	Pledgor hereby warrants to Pledgee that to protect or perfect the guarantee provided by this Agreement for payment of the consulting service fees under the Service Agreement, Pledgor hereby executes in good faith and shall cause other parties who have a stake in the Pledge to execute all rights certificates, agreements, deeds and/or covenants required by Pledgee and / or shall perform and shall cause other parties who have a stake in the Pledge to perform actions required by Pledgee, and facilitate the exercise by Pledgee of its rights and authority granted thereto by this Agreement, execute all relevant documents that modify stock certificates with Pledgee or designee(s) of Pledgee (natural persons / legal persons), and shall provide to Pledgee within a reasonable time all notices, orders and decisions regarding the Pledge that are required by Pledgee.

6.4	Pledgor hereby warrants to Pledgee that for Pledgee’s interest, Pledgor shall comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement. In the event of failure or partial performance of its guarantees, promises, agreements, representations and conditions, Pledgor shall indemnify Pledgee for all of its losses resulting therefrom.

7.	Event of Default

7.1	The following circumstances shall be deemed Events of Default:

7.1.1	Beijing Chenhao fails to pay in full the exclusive technical service fees payable under the Service Agreement;

7.1.2	Any representation or warranty by Pledgor in Article 5 of this Agreement contains material misrepresentations or errors, and/or Pledgor violates any of the warranties in Article 5 of this Agreement;

7.1.3	Pledgor breaches any of the covenants in Article 6 of this Agreement;

7.1.4	Pledgor breaches any provisions of this Agreement;

7.1.5	Pledgor gives up the Shares pledged or assigns the Shares pledged without the written consent of Pledgee;

7.1.6	Any of Pledgor’s own loans, guarantees, indemnification, promises or other debt liabilities to any third party or parties (1) have been subject to a demand of early repayment or performance; or (2) have become due but are not capable of being repaid or performed in a timely manner, thus leading Pledgee to believe that Pledgor’s ability to perform its obligations under this Agreement has been affected;

7.1.7	Pledgor is unable to repay general debts and other debts;

7.1.8	The promulgation of applicable laws have rendered this Agreement illegal or have rendered it impossible for Pledgor to continue to perform its obligations under this Agreement;

7.1.9	All approvals, licenses, permits or authorizations of government agencies that make this Agreement enforceable, legal and effective have been withdrawn, terminated, invalidated or substantively changed;

7.1.10	Adverse changes in properties owned by Pledgor, which lead Pledgee to believe that that Pledgor’s ability to perform its obligations under this Agreement has been affected;

7.1.11	The successor or custodian of Beijing Chenhao is capable of only partially perform or refuses to perform the payment obligations under the Service Agreement;

7.1.12	Breach of this Agreement resulting from breach of other provisions of this Agreement by Pledgor’s action or omission; and

7.1.13	Other circumstances where Pledgee is unable to exercise its right with respect to the Pledge.

7.2	Upon information or discovery of the occurrence of any circumstances or event that may lead to the aforementioned circumstances described in Section 7.1, Pledgor shall immediately notify Pledgee in writing.

Unless an Event of Default set forth in this Section 7.1 has been successfully resolved to Pledgee’s satisfaction, Pledgee may issue a Notice of Default to Pledgor in writing upon the occurrence of the Event of Default or at any time thereafter and demand that Pledgor immediately pay all outstanding payments due under the Service Agreement and all other payments due to Pledgee, or dispose of the Pledge in accordance with the provisions of Article 8 of this Agreement.

8.	Exercise of Pledge

8.1	Prior to the full payment of the consulting service fee described in the Service Agreement, without the Pledgee’s written consent, Pledgor shall not assign the Pledge.

8.2	Pledgee shall issue a Notice of Default to Pledgor when exercising the Pledge.

8.3	Subject to the provisions of Section 7.3, Pledgee may exercise the right to dispose of the Pledge concurrently with the issuance of the Notice of Default in accordance with Section 7.2 or at any time after the issuance of the Notice of Default.

8.4	Pledgee shall have the right to be compensated with the conversion price of the Shares under this Agreement in part or in whole, in accordance with legally mandated procedures, or with the auction or sale price of such Shares on a preferential basis, until all outstanding consulting service fees and all other outstanding payments under the Service Agreement have been paid off.

8.5	When Pledgee disposes of the Pledge in accordance with this Agreement, Pledgor shall not erect any impediment, and shall provide necessary assistance to enable Pledgee to realize its Pledge.

9.	Assignment

9.1	Unless Pledgee consents in advance, Pledgor shall not have the right to assign or delegate its rights and obligations under this Agreement.

9.2	This Agreement shall be binding on Pledgor and the successors thereof, and shall be valid with respect to Pledgee and each of the successors and assigns thereof.

9.3	At any time, Pledgee may assign any and all of its rights and obligations under the Service Agreement to its designee(s) (natural / legal persons), in which case the assigns shall have the rights and obligations of Pledgee under this Agreement, as if it were a party to this Agreement. When the Pledgee assigns the rights and obligations under the Service Agreement, upon Pledgee’s request, Pledgor shall execute relevant agreements and / or documents relating to such an assignment.

9.4	In the event of a change in Pledgee due to an assignment, the new parties to the Pledge shall execute a new pledge agreement.

10.	Termination

10.1	Upon the payoff of the consulting service fees under the Service Agreement and Pledgor no longer undertakes any obligations under the Service Agreement, this Pledge Agreement shall be terminated, and Pledgor shall then cancel or terminate this Agreement as soon as reasonably practicable.

11.	Handling Fees and Other Expenses

11.1	All fees and out of pocket expenses relating to this Agreement, including but not limited legal costs, cost of production, stamp tax and any other taxes and fees shall be borne by Pledgor. In the event that the law requires Pledgee to pay relevant taxes, Pledgor shall provide full reimbursement for all taxes already paid by Pledgee.

11.2	In the event that Pledgor fails to pay any taxes and fees in accordance with the provisions of this Agreement or in the event that due to other reasons, Pledgee attempts to recover taxes and fees payable by Pledgor through any means, all expenses (including but not limited to various taxes, handling fees, management fees, cost of litigation, attorney’s fees and various insurance premiums, etc.) resulting therefrom shall be borne by Pledgor.

12.	Force Majeure

12.1	“Force majeure” shall refer to any event beyond the reasonable control of either party and that still cannot be avoided even if the party affected has exercised reasonable care, including but not limited government actions, acts of God, fire, explosions, storms, flood, earthquakes, tides, lightning or war. But a lack of credit, funds or financing shall not be deemed a circumstances beyond the reasonable control of either party. The party affected by a “force majeure event” shall notify the other party of such relief from liability as soon as possible.

12.2	In the event that the performance of this Agreement is delayed or impeded by the aforementioned “force majeure,” the party affected by such force majeure shall not be liable in any way under this Agreement to the extent of such delay or impedance. The party affected shall take appropriate measures to mitigate or eliminate the impact of such “force majeure” and shall attempt to resume the performance of obligations delayed or impeded by such “force majeure.” As soon as the force majeure event is eliminated, the parties agree to use their best efforts to resume the performance of this Agreement.

13.	Resolution of Disputes

13.1	This Agreement shall be governed by laws of China and shall be construed in accordance therewith.

13.2	In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the parties shall negotiate in good faith to resolve same. Upon failure of such negotiations, any party may submit the relevant disputes to the China International Economics and Foreign Trade Arbitration Commission Shanghai Chapter for resolution by arbitration, in accordance with its current arbitration rules. The arbitration shall be performed in Shanghai, and the language used during arbitration shall be Chinese. The arbitration ruling shall be final and binding on both parties.

14.	Notices

14.1	Notices sent by the parties to perform the rights and obligations under this Agreement shall be in writing. If sent by personal delivery, such a notice shall be deemed served upon actual delivery; if sent by telex or facsimile, such a notice shall be deemed served at the time of transmission. If the date of transmission is not a business day or if transmission is after hours, then the next consecutive business day shall be the date of service. The address of service shall be the addresses of the two parties on the first page of this Agreement or addresses notified in writing at any time subsequently. In writing shall include facsimiles and telexes.

15.	Attachments

The attachments set forth in this Agreement shall be an integral part hereof.

16.	Effectiveness

16.1	Any amendments, changes and supplements to this Agreement shall be in writing and shall take effect upon affixation of the signatures and seals of the parties.

16.2	This Agreement is written in Chinese in triplicate copies.

(Signature Page to Follow)

Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd.

Authorized representative: /s/ Jianzhang Liang

Pledgor: Min Fan

Signed: /s/ Min Fan

Attachments:

1.	Shareholders list of Beijing Chenhao Xinye Air-Ticketing Service Co., Ltd.;

2.	The Capital Contribution Certificate for the Formation of Beijing Chenhao Xinye Air-Ticketing Service Co., Ltd.; and

3.	Consulting Services Agreement

Schedule A

The following schedule sets forth all other similar agreements the registrant entered with each of its affiliated Chinese entities and the material differences between such other agreements and this exhibit.

	VIE	Parties to the Pledge	Execution Date	Status	Purpose of Share Pledge	Custody of Pledge Proofs	Restrictions on Pledge Right Transfer	Right of Termination and Renewal	Provisions of Restrictions on Dividend Distribution and Receipt
Form Agreement	Guangzhou Ctrip Travel Agency Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Min Fan	9/22/2009		Identical among all agreements: To ensure that Pledgee collects consulting and service fees regularly from the VIE, Pledgor hereby pledges all of the shares in the VIE held by him as security for the consulting and service fees under the Service Agreement.	Identical among all agreements: During the Term of Pledge set forth in this Agreement, Pledgor shall submit to Pledgee’s custody the capital contribution certificate for the shares held by the Pledgor in the VIE and the shareholder’s list within one week from the execution of this Agreement.	Identical among all agreements: Unless Pledgee consents in advance, Pledgor shall not have the right to assign or delegate its rights and obligations under this Agreement.	Identical among all agreements: The Pledge shall remain valid for so long as the Service Agreement remains valid. Upon the payoff of the consulting service fees under the Service Agreement and Pledgor no longer undertakes any obligations under the Service Agreement, this Pledge Agreement shall be terminated, and Pledgor shall then cancel or terminate this Agreement as soon as reasonably practicable.	Identical among all agreements: Pledgee shall have the right to collect dividends generated by the Shares.
	Guangzhou Ctrip Travel Agency Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Jianmin Zhu	9/22/2009
	Shenzhen Ctrip Travel Agency Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Jianmin Zhu	9/22/2009
	Shenzhen Ctrip Travel Agency Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Min Fan	9/22/2009

VIE	Parties to the Pledge	Execution Date	Status	Purpose of Share Pledge	Custody of Pledge Proofs	Restrictions on Pledge Right Transfer	Right of Termination and Renewal	Provisions of Restrictions on Dividend Distribution and Receipt
Beijing Ctrip International Travel Agency Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Shanghai Ctrip Commerce Co., Ltd.	9/22/2009
Beijing Ctrip International Travel Agency Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Shanghai Ctrip Commerce Co., Ltd.	10/22/2004
Shanghai Huacheng Southwest Travel Agency Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Shanghai Ctrip Commerce Co., Ltd.	9/22/2009

VIE	Parties to the Pledge	Execution Date	Status	Purpose of Share Pledge	Custody of Pledge Proofs	Restrictions on Pledge Right Transfer	Right of Termination and Renewal	Provisions of Restrictions on Dividend Distribution and Receipt
Shanghai Huacheng Southwest Travel Agency Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Shanghai Ctrip Commerce Co., Ltd.	9/10/2003
Shanghai Ctrip Commerce Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Min Fan	9/22/2009	A supplemental agreement was executed on September 16, 2011, whereby Party B increases its capital contribution to the VIE, with its shareholding proportion unchanged, and Party B still pledges all its shares to Party A.
Shanghai Ctrip Commerce Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Min Fan	9/10/2003

A supplemental agreement was executed on January 15, 2004, whereby Party B increases its capital contribution to the VIE, with its shareholding proportion unchanged, and Party B still pledges all its shares to Party A.

Shanghai Ctrip International Travel Agency Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Min Fan	11/5/2003	A supplemental agreement was executed on July 15, 2006, whereby Party B’s shareholding proportion rises, but Party B still pledges all its shares to Party A.

	VIE	Parties to the Pledge	Execution Date	Status	Purpose of Share Pledge	Custody of Pledge Proofs	Restrictions on Pledge Right Transfer	Right of Termination and Renewal	Provisions of Restrictions on Dividend Distribution and Receipt
Variation I	Tujia Online Information Technology (Beijing) Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Jun Luo	10/12/2011		Since no consulting service fees are involved in this agreement, all the references to the “Service Agreement” are changed to the references to the “Loan Agreement”;	No difference	No difference	It is clarified that the term of pledge shall be consistent with the term of the Loan Agreement; therefore, if the Loan Agreement is renewed automatically, the term of pledge shall be extended correspondingly; this Agreement shall remain effective until the termination of the Loan Agreement.	No difference
	Tujia Online Information Technology (Beijing) Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Maohua Sun	6/20/2011	A supplemental agreement was executed in September, 2011, whereby Party B assigns part of its shares, but still pledges all its remaining shares to Party A.
	Hainan Sweetome Hotel Management Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Maohua Sun	8/2/2011	A supplemental agreement was executed in September, 2011, whereby Party B assigns part of its shares, but still pledges all its remaining shares to Party A.
	Hainan Sweetome Hotel Management Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Jun Luo	10/12/2011
	Shanghai Quanlv Network Technology Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Maohua Sun	5/16/2011

VIE	Parties to the Pledge	Execution Date	Status	Purpose of Share Pledge	Custody of Pledge Proofs	Restrictions on Pledge Right Transfer	Right of Termination and Renewal	Provisions of Restrictions on Dividend Distribution and Receipt
Beijing Ctrip International Travel Agency Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Maohua Sun	5/16/2011
Shanghai Huacheng Southwest Travel Agency Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Maohua Sun	5/16/2011
Shanghai Ctrip Commerce Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Maohua Sun	5/16/2011
Shanghai Quanlv Network Technology Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Min Fan	10/18/2010
Ctrip Information Technology (Nantong) Co., Ltd.	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Fengying Zhang	3/30/2007